EXHIBIT 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 2-43929, as amended 2-90123, as amended, 2-97450, as amended 33-3718, as amended 33-8003, 33-14116, 33-37353, 33-39280, 33-40598, 333-03609,  333-32853, 333-32851, 333-41464 and 333-98197) and the Registration Statements of Form S-3 (Nos. 33-46194, 333-22041, 333-43133, 333-43983, and 333-71468) of Caterpillar Inc. of our report dated January 23, 2003, except for Notes 1C and 21 as to which the date is March 26, 2003, related to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A.

PricewaterhouseCoopers LLP

Peoria, Illinois
July 16, 2003